Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Nixxy, Inc. for the year ended December 31, 2025 of our reports dated April 15, 2026 included in its Registration Statement on Form S-3 dated April 27, 2026 relating to the financial statements and financial statement schedules for the years ended December 31, 2025 listed in the accompanying index.

/s/ KG CPA LLP

KG CPA LLP

New York, NY

April 27, 2026